EXHIBIT 99.1

CUSIP – 98977W 20	OTCBB Symbol – ZORM

October 4, 2011

ZORO MINING ENTERS INTO AGREEMENT TO EARN MAJORITY OF CONSOLIDATED YURA DISTRICT, AREQUIPA REGION, PERU

TUCSON, ARIZONA-- Zoro Mining Corp. (OTC.BB: ZORM - News)

Zoro Mining Corp. (OTCBB: ZORM) (“Zoro” or the “Company”) is pleased to announce that it has entered into a binding Letter of Intent with various parties (the “Yura Agreement”), to earn up to a 75% indirect interest in the consolidated Yura Mining District (roughly 7,200 hectares), located approximately 30 km west of Arequipa, Peru. Zoro has also entered into an agreement with Minex Ventures II, LLC (“Minex”), a privately-held US based limited liability company, to compensate Minex for consideration furnished to Zoro in the Yura District (“Minex Agreement”).

Zoro’s holdings (the “Zoro Properties”) in the Yura District consisted of over 2,100 hectares of exploration concessions acquired in 2007 by Zoro Peru S.A.C. (“Zoro Peru”), the Company’s 99%-owned subsidiary, in exchange for Zoro shares. In addition, Zoro in 2010 signed an agreement to acquire roughly 1,500  additional hectares comprising the Fortuna exploration claims, which required Zoro to issue 6 million shares of its restricted common stock and make staged payments totaling $325,000 to the Fortuna Vendors, who also reserved a 2.5% net smelter return royalty. The Fortuna purchase agreement was never closed.

The Yura Agreement in principal part provides for the following:

•
All of the rights, titles and interests to the Zoro Properties, Fortuna claims, and related assets, and the balance of the properties in the Yura District, are being conveyed to Formacion Yura Exploracion S.A.C. (“Yura Exploracion”)

•	To earn an undivided 50% indirect interest in the Yura District, Zoro has the responsibility under the Yura Agreement to complete a minimum $5.0 million exploration program within 30 months

•
Provided that the exploration program produces a minimum 600,000 ounce gold measured and indicated resource estimate at Yura, Zoro has the option to purchase an additional undivided 25% indirect interest in the Yura District  for a minimum of $30 million

The Minex Agreement recognizes the contributions of Minex and consideration furnished to Zoro, and provides the following key terms:

•
Minex has contributed or has caused to be contributed US$3.0 million for exploration, and concession and permitting maintenance expenses, and related overhead at the Zoro Properties, and has absolved Zoro from the monies otherwise payable to the Fortuna Vendors

•
Minex has caused the shareholders of Yura Exploracion to contribute to Yura Exploracion the balance of the concessions comprising the main geological features of interest in the Yura District, which in total consists of approximately 7,200 hectares

•	Minex has agreed to use its best efforts to raise an additional $1.2 million for Zoro, to fund the first phase exploration programs on the consolidated property

•	Zoro has agreed to issue 18 million shares of its common stock to Minex, and Minex shall have the right to appoint two members to the Zoro Board of Directors

Harold Gardner, Interim CEO of Zoro commented: “The Agreement with Yura Exploracion is a major step forward for the Company. Zoro now has the power to earn into the lion’s share of a major gold exploration district, as opposed to holding only a minor part of the area that we had previously. We are indebted to Minex for their provision of funding during tough economic times which allowed Zoro to maintain its titles and permits, and for their further assistance in arranging for the contribution of the balance of the mineral concessions to the new jointly owned company. We are ready to kick off a serious exploration campaign and hope to be able to advise the market of drilling and other results as they are developed.”

Zoro’s main holdings are its rights in the Yura district in Peru, and holdings in the Fritis, Don Beno, Escondida, and Piedra Parada districts in Chile.

On Behalf of the Board

ZORO MINING CORP.

/s/ Harold Gardner
Harold Gardner
Interim President and CEO

More detailed information with respect to Zoro’s projects, corporate information and leadership team can be found at the company’s website: www.zorominingcorp.com

Jodi Henderson
jhenderson@kriyah.com
(520) 989-0032

Should you have any questions or comments, please do not hesitate to contact the Company at the referenced number above.

FORWARD-LOOKING STATEMENTS: This press release may contain projections and certain “forward-looking statements” within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, which involve various risks and uncertainties regarding future events. Except for statements of historical fact relating to the company, certain information contained herein constitutes forward-looking statements. There are numerous risks and uncertainties that could cause actual results and the Company’s plans and objectives to differ materially from those expressed in the forward-looking information, including: (i) Zoro’s inability under the Yura Agreement to complete the $5 million exploration program for any reason; (ii) adverse market conditions; (iii) a decrease in demand for and price of gold and precious metals; (iv) the inability to obtain, or a change in local governmental or regulatory approval or policies that may adversely affect permitting and the exploration work; (v) general uncertainties with respect to mineral exploration;(vi) the possibility of project cost overruns and of unanticipated costs and expenses; and (vii) the availability and costs of capital and financing needed in the future. Actual results and future events could differ materially from those anticipated in such information. These and all subsequent written and oral forward-looking information are based on estimates and opinions of management on the dates they are made and are expressly qualified in their entirety by this notice. The Company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates of opinions should change. The reader is cautioned not to place undue reliance on forward-looking statements.